Exhibit 99.1

Double Eagle Petroleum Co.

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 303-794-8445 · Fax: 303-794-8451

Denver, Colorado – FOR RELEASE AT 7:15 M.D.T

Date: March 25, 2014

Double Eagle Petroleum Appoints Charles F. Chambers Chief Executive Officer and Will Change Name to Escalera Resources Co.; Company Raises $4.8 Million in Equity Private Placement

Denver, Colorado (March 25, 2014) – Double Eagle Petroleum Co. (the “Company”) (NASDAQ: DBLE) announced today that Charles F. Chambers has been appointed Chairman and Chief Executive Officer, effective as of April 1, 2014, succeeding Richard D. Dole who will become Vice Chairman of the Board. As part of the transition the Company is changing its name to Escalera Resources Co. The Company also announced a private placement of its common stock for $4,825,000, the net proceeds of which will be used to fund working capital needs and for other general corporate purposes.

New Chief Executive Officer

Mr. Chambers has spent 40 years in the upstream oil and gas business. From March 2012 to November 2013, he was the Managing Director of Castleton Commodities International LLC’s Oil & Gas Business, responsible for managing upstream business activities with a focus on building a domestic natural gas portfolio. From 2005 to 2008, Mr. Chambers held various positions at Rosetta Resources Inc., including Chief Executive Officer. Prior to Rosetta Resources Inc., Mr. Chambers served as Executive Vice President of Calpine Corporation and managed its acquisition efforts. Prior to joining Calpine, Mr. Chambers held positions at C&K Petroleum, Chambers Oil & Gas, Sheridan Energy and Grand Gulf Production. In addition to serving as Chief Executive Officer, Mr. Chambers will also serve as Chairman of the Company’s Board of Directors.

The search for a new Chief Executive Officer was led by Mr. Dole on behalf of the Board and was focused on finding deep industry expertise to focus on new project generation and gaining greater access to industry talent and capital markets. “Mr. Chambers brings significant experience in the energy industry to Double Eagle and superb deal-making experience and skills,” Mr. Dole said.

“I found Double Eagle to be a perfect platform to bolt on new opportunities for substantial growth. We are already in discussions with several top industry players to join the company and support our growth and are already focusing on several potential new projects,” Mr. Chambers said.

Mr. Dole has agreed to work with the Company on transition activities and new project development. Mr. Dole will become Vice Chairman of the Board, will be a consultant to the Company and will assist the Chief Executive Officer on transition matters and the Company’s acquisition activities.

Appointment of President for Company’s New Subsidiary Escalera International Co. LLC

Dr. Erkan (Eric) Icsel has been appointed President of Escalera International Co. LLC, effective as of April 1, 2014, to focus on upstream and midstream international opportunities, first in Central Asia and later in Africa.

Dr. Icsel is a seasoned energy and international business executive with over 41 years of development experience in international energy projects. He has successfully negotiated contracts, concessions, and corporate privileges at the highest levels of government and industry in countries such as Turkey, Russia, Kazakhstan, Azerbaijan, Kyrgyzstan, and several African nations.

Mr. Chambers, Mr. Dole and Dr. Icsel will office in Houston, and the Company’s finance, administration and Rocky Mountain operations will remain in Denver.

Company to Change Name to Escalera Resources Co.

In connection with Mr. Chambers’ appointment as Chief Executive Officer, the Company is changing its name to Escalera Resources Co. The new trading symbol for its common stock will be ESCR, and the Company’s preferred stock will trade under the symbol ESCRP. The Company’s new website is being constructed. The Board of Directors felt the name change was an essential step in the repositioning of the Company for future growth as we look to expand beyond our traditional role of onshore, domestic natural gas. This name change will be effective April 1, 2014.

Sale of Common Stock

The Company issued a total of approximately 2,019,000 shares of common stock at a price of $2.39 per share for total gross proceeds of $4,825,000. The offering was effected through a private placement transaction with primarily individual investors. The net proceeds of the private offering will be used to fund working capital needs, capital expenditures, acquisitions of interests in oil and natural gas assets, and for general corporate purposes. Petrie Partners Securities, LLC served as placement agent for the Company.

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About Escalera Resources Co./Double Eagle Petroleum Co.

Escalera Resources Co. will have offices in Houston, Texas, Denver, Colorado and Casper, Wyoming. The Company has historically explored and developed natural gas and crude oil properties in the Rocky Mountain region. The Company currently has development activities and opportunities in its Atlantic Rim coalbed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres, and over 6,000 net acres in Nevada. New focus areas include international and midstream opportunities that are currently being actively pursued.

This release may contain forward-looking statements regarding the Company’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com